DENNY'S EXPANDING GLOBAL FRANCHISING PRESENCE TO CHINA
- Signs Development Agreement for Southern China -
- New Franchisee to Open 50 Denny's Restaurants -

SPARTANBURG, S.C., July 9, 2012 - Denny's Corporation (NASDAQ: DENN), the international restaurant concept known as America's Diner, today announced that it has signed an agreement with Great China International Group (GCIG) for the development of 50 new Denny's restaurants in southern China over the next 15 years. GCIG has exclusive rights to open units in six Chinese provinces including Guangdong, Fujian, Guizhou, Jiangxi, Chongqing, and Sichuan. The Company expects the first restaurant will open in 2013.

Great China International Group is a leading Chinese-based enterprise with diversified business holdings in finance, real estate, commercial development, hotels, food service, television media, energy resources and port logistics. The company has demonstrated a successful track record developing well-known global hotel brands such as Hilton and Sheraton.

John Miller, Denny's President and Chief Executive Officer, stated, “This significant development agreement is Denny's first major expansion in China and is the brand's largest international development agreement to date. This agreement builds upon the success the Company has had in expanding the brand internationally with recent franchise openings in Honduras, Canada, Puerto Rico, and the Dominican Republic. We are thrilled to begin our relationship in China with GCIG and are impressed with their expertise and resources. We believe that the Denny's brand will continue to grow around the world and are focused on finding additional strong partners like GCIG as we continue our global expansion efforts.”

Sharon Huang, Business Director for GCIG, commented, “As the brand's first franchise partner in China, we are honored to have the opportunity to introduce local residents to Denny's everyday value and craveable menu items served in an inviting, comfortable atmosphere. Today's Chinese consumers are hungry for the variety, quality and value a brand like Denny's represents around the world. Denny's history of success internationally gives us confidence that this partnership will provide both GCIG and Denny's a significant growth opportunity.”

Denny's Senior Vice President of Global Development Steve Dunn added, “Denny's will be the most recognized American family dining brand to enter China. Denny's has very high standards when it comes to selecting the right franchisee and is excited to be partnering with GCIG, an experienced, dedicated and talented organization uniquely qualified to expand the Denny's brand in China. We will work closely with GCIG to ensure Denny's becomes the family dining brand of choice in southern China.”

As Denny's approaches its 60th anniversary and 1,700th location, the Company believes that the Denny's brand will become one of the largest American full service brands in the world. Through its America's Diner brand positioning, it is providing current and new guests the promise of everyday value with craveable, indulgent products served in a friendly and inviting atmosphere. Together with its talented and committed franchisees and licensees, the Company will work to continue to expand the Denny's platform through all types of distribution points around the globe.

About Denny's

Denny's, the international restaurant concept known as America's Diner, is one of America's largest full-service family restaurant chains, currently operating 1,680 franchised, licensed, and company-owned restaurants across the United States, Canada, Costa Rica, Mexico, Honduras, Guam, Curaçao, Puerto Rico, Dominican Republic and New Zealand. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website. For further information on Denny's international franchising please visit the Denny's franchise development website at dennysfranchising.com.

About Great China International Group

Great China International Group established in 1987, is a leading Chinese-based foreign-invested enterprise with diversified business in finance, real estate, commercial development, hotels, food service, television media, energy resources and port logistics.

Forward Looking Statements

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect our best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny's Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company's strategic and operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company's SEC reports and other filings, including but not limited to the discussion in Management's Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company's Annual Report on Form 10-K for the year ended December 28, 2011 (and in the Company's subsequent quarterly reports on Form 10-Q).

Investor Contact:

Whit Kincaid
877-784-7167
wkincaid@dennys.com

Denny's Franchise Development Contact:

Steve Dunn
864-597-8403
sdunn@dennys.com

Doug Wong
770-777-0796
dwong@dennys.com

Media Contact:

Liz Brady, ICR
646-277-1226
lbrady@icrinc.com